Exhibit 5.1
GIBSON, DUNN & CRUTCHER LLP
Lawyers
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue, New York, New York 10166-0193
(212) 351-4000
www.gibsondunn.com
May 17, 2006

Direct Dial (212) 351-4000
Fax No.
(212) 351-4035
CCH II, LLC
CCH II Capital Corp.
12405 Powerscourt Drive
St. Louis, Missouri 63131

Re:	CCH II, LLC
CCH II Capital Corp.
Registration Statement on Form S-4 (Registration No. 333-133616)
Ladies and Gentlemen:
     As counsel for CCH II, LLC, a Delaware limited liability company (“CCH II”) and CCH II Capital Corp., a Delaware corporation (“CCH II Capital” and together with CCH II, the “Issuers”), we have examined the Registration Statement on Form S-4 (Registration No. 333-133616) (the “Registration Statement”), filed on April 27, 2006 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of $450,000,000 aggregate principal amount of 10.250% Senior Notes due 2010 issued by the CCH II Issuers (the “Notes”).
     The Notes will be issued pursuant to an indenture, dated as of September 23, 2003 among the Issuers and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of January 30, 2006 (as supplemented, the “Indenture”). The Notes and the Indenture are referred to herein as the “Note Documents.” The Notes are being issued in exchange for certain outstanding notes of the Issuers (the “Outstanding Notes”), as described in the Registration Statement.
     We have examined the originals, or photostatic or certified copies, of the Note Documents and such records of the Issuers and certificates of officers of the Issuers and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents

CCH II, LLC
CCH II Capital Corp.
May 17, 2006

submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, qualifications and limitations stated therein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture, and offered in exchange for the Outstanding Notes, as described in the Registration Statement, will be legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their respective terms.
     The opinion set forth herein is subject to the following assumptions, qualifications, limitations and exceptions:
A.	The effectiveness of the Registration Statement under the Act will not have been terminated or rescinded.

B.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinion set forth above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C.	Our opinion set forth herein is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

D.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to

CCH II, LLC
CCH II Capital Corp.
May 17, 2006

indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP